As filed with the Securities and Exchange Commission on March 14, 2012

Registration No. 333-175162

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-8 TO FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EXELON CORPORATION

(Exact name of registrant as specified in charter)

PENNSYLVANIA	23-2990190
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 South Dearborn Street

P.O. Box 805379

Chicago, Illinois 60680-5379

(Address, including zip code, of Principal Executive Offices)

Constellation Energy Group, Inc. 1995 Long-Term Incentive Plan

Constellation Energy Group, Inc. 2002 Senior Management Long-Term Incentive Plan

Constellation Energy Group, Inc. Amended and Restated 2007 Long-Term Incentive Plan

Constellation Energy Group, Inc. Amended and Restated Management Long-Term Incentive Plan

Constellation Energy Group, Inc. Executive Long-Term Incentive Plan

(Full title of the plans)

Darryl M. Bradford

Senior Vice President and General Counsel

Exelon Corporation

10 South Dearborn Street

P.O. Box 805379

Chicago, Illinois 60680-5379

(312) 394-7398

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Charles W. Mulaney, Jr.

Brian W. Duwe

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Chicago, IL 60606

(312) 407-0700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value per share	11,348,151	(2)	(2)	(2)

(1)	The number of shares registered is based on an estimate of the number of shares of common stock, without par value (“Common Stock”), of Exelon Corporation (“Exelon”) issuable under Constellation Energy, Inc.’s 1995 Long-Term Incentive Plan, 2002 Senior Management Long-Term Incentive Plan, Amended and Restated 2007 Long-Term Incentive Plan, Amended and Restated Management Long-Term Incentive Plan, and Executive Long-Term Incentive Plan.
(2)	This Post-Effective Amendment No. 1 covers securities that were originally registered on Exelon’s registration statement on Form S-4 (File No. 333-175162), as amended. All filing fees payable in connection with the issuance of these securities were previously paid in connection with the filing of the Form S-4 registration statement.

EXPLANATORY NOTE

Exelon Corporation (the “Company” or the “Registrant”) hereby amends its Registration Statement on Form S-4 (Registration No. 333-175162) filed on June 27, 2011, as amended by Amendment No. 1 filed on August 17, 2011 and Amendment No. 2 filed on October 11, 2011, which was declared effective on October 11, 2011 (the “Form S-4”) by filing this Post-Effective Amendment on Form S-8 (this “Registration Statement”) relating to shares of the Company Common Stock (as defined below) issuable upon the exercise of options and restricted stock units granted pursuant to terms of Constellation Energy, Inc.’s 1995 Long-Term Incentive Plan, 2002 Senior Management Long-Term Incentive Plan, Amended and Restated 2007 Long-Term Incentive Plan, Amended and Restated Management Long-Term Incentive Plan, and Executive Long-Term Incentive Plan (collectively, the “Constellation Plans”). All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

On March 12, 2012, pursuant to the Agreement and Plan of Merger, dated as of April 28, 2011 (the “Merger Agreement”), by and among the Company, Constellation Energy Group, Inc., a Maryland corporation (“Constellation”), and Bolt Acquisition Corporation, a Maryland corporation and wholly owned subsidiary of the Company (“Merger Sub”), the parties consummated the merger (the “Merger”) of Merger Sub with and into Constellation, with Constellation surviving the Merger. Constellation’s common stock, without par value (the “Constellation Common Stock”), is no longer publicly traded, and shares of Constellation Common Stock only represent the right to receive the consideration described in the Merger Agreement consisting of shares of the Company’s common stock, no par value per share (“Company Common Stock”), and cash in lieu of fractional shares.

Pursuant to the Merger Agreement, at the effective time of the Merger, among other things:

•

Each option to purchase shares of Constellation Common Stock granted under a Constellation Plan that was outstanding immediately prior to the Merger was, upon the completion of the Merger, assumed and automatically converted into an equivalent Company option on the same terms and conditions as were applicable under such stock option prior to the Merger. The number of shares of Company Common Stock subject to such converted option equals the number of shares of Constellation Common Stock subject to the stock option immediately prior to completion of the Merger multiplied by the exchange ratio of 0.93 (rounded down to the nearest whole share). The exercise price per share for each converted Company stock option equals the exercise price per share for the stock option immediately prior to completion of the Merger divided by the exchange ratio of 0.93 (with the result rounded up to the nearest whole cent).

•

Each award of restricted share units with respect to shares of Constellation Common Stock under a Constellation Plan that was outstanding immediately prior to the Merger was, upon completion of the Merger, vested on a pro rata basis (determined based on the number of months from the start of the applicable restriction period to the completion of the Merger) in accordance with the applicable Constellation Plan and award agreement pursuant to which such award was granted. Such restricted share unit awards were assumed and automatically converted into equivalent restricted stock unit awards of Company Common Stock (and cash in lieu of fractional shares) at the completion of the Merger. The number of shares of Company Common Stock subject to such converted restricted stock unit awards equals the number of shares of Constellation Common Stock subject to such restricted stock unit awards immediately prior to the completion of the Merger multiplied by the exchange ratio of 0.93.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the plans covered hereby pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed February 9, 2012;

(b)	The Company’s Current Reports on Form 8-K, filed January 17, 2012, January 17, 2012, February 16, 2012, February 21, 2012, March 5, 2012 and March 14, 2012;

(c)	The description of the Company’s Common Stock contained in the Company’s Registration Statement (File No. 333-37082) on Form S-4, filed on May 15, 2000, set forth under the heading “Description of Exelon Capital Stock,” including all amendments and reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to items 2.02 or 7.01 of such form), prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Chapter 17, Subchapter D of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”) contains provisions permitting indemnification of officers and directors of a business corporation incorporated in Pennsylvania. Sections 1741 and 1742 of the PBCL provide that a business corporation may indemnify directors and officers against liabilities and expenses he or she may incur in connection with a threatened, pending or completed civil, administrative or investigative proceeding by reason of the fact that he or she is or was a representative of the corporation or was serving at the request of the corporation as a representative of another enterprise, provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation, unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for the expenses the court deems proper. Section 1743 of the PBCL provides that the corporation is required to indemnify directors and officers against expenses they may incur in defending any third party actions and derivative actions if the director or officer is successful on the merits or otherwise in the defense of such actions.

The Company’s Amended and Restated Bylaws (the “Bylaws”) provide that the Company is obligated to indemnify directors and officers and other persons designated by the board of directors against any liability, including any damage, judgment, amount paid in settlement, fine, penalty, cost or expense (including, without limitation, attorneys’ fees and disbursements) incurred in connection with any proceeding, to the fullest extent required or permitted by the PBCL. The Bylaws provide that no indemnification shall be made where the act or failure to act giving rise to the claim for indemnification is determined by arbitration or otherwise to have constituted willful misconduct or recklessness or attributable to receipt from the Company of a personal benefit to which the recipient is not legally entitled.

Under Section 1745 of the PBCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced unless it is ultimately determined that such person is entitled to indemnification from the corporation. The Bylaws provide that the Company is required to pay, in advance, any expenses a director or officer entitled to indemnification incurs in defending any such claim, action or proceeding (subject to the undertaking described in the previous sentence).

Section 1746 of the PBCL grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses incurred in such capacity and provides that indemnification under the other sections of Subchapter D is not exclusive of other rights that a person seeking indemnification may have under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, whether or not the corporation would have the power to indemnify the person under any other provision of law. However, Section 1746 prohibits indemnification in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 1747 of the PBCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise, against any liability asserted against such person and incurred by him or her in that capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under Subchapter D. Pursuant to Section 1747 of the PBCL and the Bylaws, the Company has purchased and maintains insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering the Company for indemnification payments made to its directors and officers for certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation of Exelon Corporation (incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed October 27, 2008, Exhibit 3.1.2, File No. 001-01839)

3.2	Amended and Restated Bylaws of Exelon Corporation (incorporated by reference to the Company’s Current Report on Form 8-K filed March 14, 2012, Exhibit 3.1, File No. 001-16169)

5.1	Opinion of Ballard Spahr LLP regarding legality of the securities being registered (incorporated by reference to Amendment No. 2 to the Company’s Registration Statement on Form S-4 filed October 11, 2011, Exhibit No. 5.1, Registration No. 333-175162)

10.1	Constellation Energy Group, Inc. 1995 Long-Term Incentive Plan, as amended and restated (incorporated by reference to Constellation’s Quarterly Report on Form 10-Q filed November 8, 2004, Exhibit No. 10(b), File Nos. 001-12869 and 001-1910)

10.2	Constellation Energy Group, Inc. 2002 Senior Management Long-Term Incentive Plan, as amended and restated (incorporated by reference to Constellation’s Quarterly Report on Form 10-Q filed November 9, 2006, Exhibit 10(c), File Nos. 001-12869 and 001-1910)

10.3	Constellation Energy Group, Inc. Amended and Restated 2007 Long-Term Incentive Plan. (incorporated by reference to Constellation’s Current Report on Form 8-K filed June 4, 2010, Exhibit No. 10.1, File No. 001-12869)

10.4	Constellation Energy Group, Inc. Amended and Restated Management Long-Term Incentive Plan (incorporated by reference to Constellation’s Quarterly Report on Form 10-Q filed November 9, 2006, Exhibit 10(d), File Nos. 001-12869 and 001-1910)

10.5	Constellation Energy Group, Inc. Executive Long-Term Incentive Plan, as amended and restated (incorporated by reference to Constellation’s Quarterly Report on Form 10-Q filed November 9, 2006, Exhibit 10(b), File Nos. 001-12869 and 001-1910)

23.1*	Consent of Ballard Spahr LLP

23.2*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (incorporated by reference to the signature page of the Company’s Registration Statement on Form S-4 filed June 27, 2011, File No. 333-175162)

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(2)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act ) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the fourteenth day of March, 2012.

Exelon Corporation

By:	/s/ Jonathan W. Thayer
Name: Jonathan W. Thayer
Title: Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Christopher M. Crane	Chief Executive Officer and Director	March 14, 2012
Christopher M. Crane	(Principal Executive Officer)

/s/ Jonathan W. Thayer	Executive Vice President and Chief	March 14, 2012
Jonathan W. Thayer	Financial Officer (Principal Financial Officer)

*	Vice President and Corporate Controller	March 14, 2012
Duane M. DesParte	(Principal Accounting Officer)

*	Director	March 14, 2012
John A. Canning Jr.

*	Director	March 14, 2012
M. Walter D’Alessio

*	Director	March 14, 2012
Nicholas DeBenedictis

*	Director	March 14, 2012
Judge Nelson A. Diaz

*	Director	March 14, 2012
Sue Ling Gin

*	Director	March 14, 2012
Rosemarie B. Greco

*	Director	March 14, 2012
Paul L. Joskow

*	Director	March 14, 2012
Admiral Richard W. Mies

*	Director	March 14, 2012
William C. Richardson, Ph.D.

*	Director	March 14, 2012
Thomas J. Ridge

*	Director	March 14, 2012
John W. Rogers, Jr.

*	Director	March 14, 2012
Stephen D. Steinour

*	Director	March 14, 2012
Donald Thompson

*By:	/s/ Darryl M. Bradford
Darryl M. Bradford Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation of Exelon Corporation (incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed October 27, 2008, Exhibit 3.1.2, File No. 001-01839)

3.2	Amended and Restated Bylaws of Exelon Corporation (incorporated by reference to the Company’s Current Report on Form 8-K filed March 14, 2012, Exhibit 3.1, File No. 001-16169)

5.1	Opinion of Ballard Spahr LLP regarding legality of the securities being registered (incorporated by reference to Amendment No. 2 to the Company’s Registration Statement on Form S-4 filed October 11, 2011, Exhibit No. 5.1, Registration No. 333-175162)

10.1	Constellation Energy Group, Inc. 1995 Long-Term Incentive Plan, as amended and restated (incorporated by reference to Constellation’s Quarterly Report on Form 10-Q filed November 8, 2004, Exhibit No. 10(b), File Nos. 001-12869 and 001-1910)

10.2	Constellation Energy Group, Inc. 2002 Senior Management Long-Term Incentive Plan, as amended and restated (incorporated by reference to Constellation’s Quarterly Report on Form 10-Q filed November 9, 2006, Exhibit 10(c), File Nos. 001-12869 and 001-1910)

10.3	Constellation Energy Group, Inc. Amended and Restated 2007 Long-Term Incentive Plan. (incorporated by reference to Constellation’s Current Report on Form 8-K filed June 4, 2010, Exhibit No. 10.1, File No. 001-12869)

10.4	Constellation Energy Group, Inc. Amended and Restated Management Long-Term Incentive Plan (incorporated by reference to Constellation’s Quarterly Report on Form 10-Q filed November 9, 2006, Exhibit 10(d), File Nos. 001-12869 and 001-1910)

10.5	Constellation Energy Group, Inc. Executive Long-Term Incentive Plan, as amended and restated (incorporated by reference to Constellation’s Quarterly Report on Form 10-Q filed November 9, 2006, Exhibit 10(b), File Nos. 001-12869 and 001-1910)

23.1*	Consent of Ballard Spahr LLP

23.2*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (incorporated by reference to the signature page of the Company’s Registration Statement on Form S-4 filed June 27, 2011, File No. 333-175162)

*	Filed herewith.